Exhibit 99.1

Signet Announces Closing of $625 Million Leonard Green Strategic Investment

Accelerated Share Repurchase Expected to Offset Convertible Preferred Dilution

HAMILTON, Bermuda--(BUSINESS WIRE)--October 5, 2016--Signet Jewelers Limited (NYSE:SIG), the world's largest retailer of diamond jewelry, announced today that it has closed the previously announced transaction with Leonard Green & Partners, L.P. (“LGP”), a leading private equity firm, pursuant to which affiliates of LGP invested $625 million in the form of convertible preferred shares. In connection with the closing of the transaction, Jonathan Sokoloff, Managing Partner of LGP, was added to the Signet board of directors.

Mark Light, Chief Executive Officer of Signet Jewelers said, “We are pleased to welcome Leonard Green as a long-term strategic investor who will provide a strong foundation to our shareholder base and bring added retail and financial expertise to our board of directors. We view Leonard Green’s significant investment in Signet as a strong vote of confidence in our business and our long-term growth prospects, and we look forward to working together to further grow and shape the Signet portfolio of brands.”

The investment in Signet by certain funds affiliated with LGP is in the form of convertible preferred shares that accrue a 5% p.a. dividend, payable quarterly in arrears, in cash or by increasing the stated value, at the option of Signet. The preference shares are convertible into 6.7 million Signet common shares based on a conversion price of $93.8712. This represents a premium of 18% to the volume weighted average price of the common shares for the 20 trading days following Signet’s second quarter earnings announcement on August 25, 2016. LGP will be subject to a two-year lock-up period (subject to certain exemptions) and Signet will also have the right to force conversion after two years if the volume weighted average price of Signet common shares is greater than $164.2746 for 20 consecutive trading days.

Accelerated Share Repurchase to Offset Dilution

The Signet board, as previously disclosed, increased its authorized share buyback program by $625 million on August 25, 2016. In connection with today’s transaction, Signet has entered into an accelerated share repurchase (“ASR”) agreement with J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) in order to offset the convertible preferred share dilution.

Key features of the ASR, which will be funded by the proceeds of the preferred share issuance, are as follows:

●	Signet will repurchase its common shares at an aggregate purchase price of $525 million.
●
The total number of common shares to be purchased ultimately by Signet under the ASR will generally be based on the average of the daily volume-weighted average prices of Signet’s common shares during the term of the ASR minus a discount.

●	Signet may receive, or be required to pay, a future price adjustment upon final settlement of the ASR. The price adjustment may be settled in cash or Signet’s common shares.
●	The ASR is expected to be completed over approximately three months.

The balance of the authorized share repurchases, representing an amount of $100 million, were made by the company on the open market at various points prior to transaction close to offset dilution. Signet’s share repurchase activity is expected to result in an EPS-neutral financial transaction.

Advisory and consulting fees incurred in connection with the preferred securities were approximately $13 million.

About Signet Jewelers and Leonard Green & Partners

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

Leonard Green & Partners, L.P. is a leading private equity investment firm founded in 1989. Based in Los Angeles, the firm partners with experienced management teams to invest in market-leading companies. Since inception, LGP has invested in over 80 companies in the form of traditional buyouts, going-private transactions, recapitalizations, growth equity, and selective public equity and debt positions. The firm’s primary sectors of focus are consumer/retail, healthcare/wellness, business/consumer services, and distribution. Select past and current investments include Whole Foods Market, Life Time Fitness, Shake Shack, Activision, Jetro Cash & Carry, CHG Healthcare, and Petco. For more information, please visit www.leonardgreen.com.

Safe Harbor Statement

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation's operations and to realize synergies from the transaction.

For a discussion of these risks and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the "Risk Factors" section of Signet's Fiscal 2016 Annual Report on Form 10-K filed with the SEC on March 24, 2016. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

CONTACT:
Signet Jewelers
Investors: James Grant, VP Investor Relations, +1 330-668-5412
 Media: David Bouffard, VP Corporate Affairs, +1 330-668-5369